Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated and combined financial statements and notes thereto appearing elsewhere in this report. Where appropriate, the following discussion includes analysis of the effects of our initial public offering, the formation transactions and related refinancing transactions and certain other transactions. We make statements in this section that are forward-looking statements within the meaning of the federal securities laws. For a complete discussion of forward-looking statements, see the section in this Form 10-K entitled “Forward-Looking Statements.” Certain risk factors may cause our actual results, performance or achievements to differ materially from those expressed or implied by the following discussion. For a discussion of such risk factors, see the sections in this report entitled “Risk Factors” and “Forward-Looking Statements.”

Overview

Our company. We completed our initial public offering, or IPO, of common stock on November 3, 2004. We have operated in a manner that we believe has enabled us to qualify, and have elected to be treated, as a Real Estate Investment Trust (REIT) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Our company was formed on March 9, 2004. During the period from our formation until we commenced operations in connection with the completion of our IPO, we did not have any corporate activity other than the issuance of shares of common stock in connection with the initial capitalization of our company. Because we believe that a discussion of the results of our company prior to the completion of our IPO would not be meaningful, we have set forth below a discussion of historical combined operations for our company and our company’s Predecessor and as such, any reference in the Management’s Discussion and Analysis of Financial Condition and Results of Operations to “our,” “we” and “us” in this Item 7 includes the Predecessor.

Business and strategy. Our primary business objectives are to maximize sustainable long-term growth in earnings, funds from operations and cash flow per share and to maximize returns to our stockholders. We expect to achieve our objectives by focusing on our core business of investing in technology-related real estate. We target high quality, strategically located properties containing applications and operations critical to the day-to-day operations of corporate enterprise datacenter and technology industry tenants. Most of our properties contain fully redundant electrical supply systems, multiple power feeds, above-standard precision cooling systems, raised floor areas, extensive in-building communications cabling and high-level security systems. We focus solely on technology-related real estate because we believe that the growth in corporate datacenter adoption and the technology-related real estate industry generally will be superior to that of the overall economy.

As of December 31, 2006, our portfolio consisted of an aggregate of 59 technology-related real estate properties that we acquired beginning in 2002 with 9.4 million net rentable square feet excluding approximately 1.6 million square feet of space held for redevelopment, including 100 Technology Center Drive and 4055 Valley View Lane, which were both sold in March 2007, and excluding one property held as an investment in an unconsolidated joint venture. We have developed detailed, standardized procedures for evaluating acquisitions to ensure that they meet our financial and other criteria. We expect to continue to acquire additional assets as a key part of our growth strategy. We intend to aggressively manage and lease our assets to increase their cash flow.

We may acquire properties subject to existing mortgage financing and other indebtedness or we may incur new indebtedness in connection with acquiring or refinancing these properties. Debt service on such indebtedness will have a priority over any dividends with respect to our common stock and our preferred stock. As mandated by our board of directors, we limit our indebtedness to 60% of our total market capitalization and, based on the closing price of our common stock on December 31, 2006 of $34.23, our ratio of debt to total market capitalization was approximately 31%. Our total market capitalization is defined as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt to total market capitalization ratio), excluding options issued under our incentive award plan, plus the liquidation value of our preferred stock, plus the aggregate value of the units not held by us, plus the book value of our total consolidated indebtedness.

In addition, we may sell properties from time to time that no longer meet our business objectives. In June 2006, 7979 East Tufts Avenue met the criteria to be presented as held for sale, which resulted in the reclassification of the operating results of this property to discontinued operations for all periods presented. This property was sold on July 12, 2006. In addition, we sold 100 Technology Center Drive and 4055 Valley View Lane on March 20, 2007 and March 30, 2007, respectively and the results of operations for these properties have also been reclassified as discontinued operations for all periods presented.

Revenue Base. As of December 31, 2006, we owned 59 properties through our Operating Partnership, including 100 Technology Center Drive and 4055 Valley View Lane, which were both sold in March 2007, and excluding one property held as an investment in an unconsolidated joint venture. These properties are mainly located throughout the U.S., with seven properties located in Europe and one property in Canada. We acquired our first portfolio property in January 2002 and have added properties as follows:

Year Ended December 31:	Properties Acquired(1)	Net Rentable Square Feet Acquired(2)	Square Feet of Space Held for Redevelopment as of December 31, 2006(3)
2002	5	1,125,292	19,890
2003 (4)	7	1,046,077	252,436
2004 (5)	11	2,811,829	71,640
2005	20	2,680,807	832,252
2006	16	1,717,855	470,037

Properties owned as of December 31, 2006	59	9,381,860	1,646,255

(1)	Excludes 7979 East Tufts Avenue, a property we acquired in October 2003 and sold on July 12, 2006.

(2)	Excludes space held for redevelopment.

(3)	Redevelopment space is unoccupied space that requires significant capital investment in order to develop datacenter facilities that are ready for use. Most often this is shell space. However, in certain circumstances this may include partially built datacenter space that was not completed by previous ownership and requires a large capital investment in order to build out the space. The amounts included in this table represent redevelopment space as of December 31, 2006 in the properties acquired during the relevant period.

(4)	Includes 4055 Valley View Lane, a property we acquired in September 2003 and sold on March 30, 2007.

(5)	Includes 100 Technology Center Drive, a property we acquired in February 2004 and sold on March 20, 2007.

As of December 31, 2006, the properties in our portfolio were approximately 95.0% leased, excluding 1.6 million square feet held for redevelopment, but including 100 Technology Center Drive and 4055 Valley View Lane. Due to the capital intensive and long term nature of the operations being supported, our lease terms are generally longer than standard commercial leases. As of December 31, 2006, our original average lease term was approximately 12 years, with an average of seven years remaining. Leasing since the completion of our initial public offering in November 2004 has been at lease terms shorter than 12 years. Our lease expirations through 2008 are 6.5% of net rentable square feet excluding space held for redevelopment as of December 31, 2006. Operating revenues from properties outside the United States were $13.2 million, $6.0 million and $4.4 million for the years ended December 31, 2006, 2005 and 2004, respectively.

Operating expenses. Our operating expenses generally consist of utilities, property and ad valorem taxes, property management fees, insurance and site operating and maintenance costs, as well as rental expenses. Since the consummation of our IPO, our asset management function has been internalized and we currently incur our general and administrative expenses directly. Prior to April 2005, we had a transition services agreement with CB Richard Ellis Investors with respect to transitional accounting and other services. In addition, as a public company, we incur significant legal, accounting and other expenses related to corporate governance, U.S. Securities and Exchange Commission reporting and compliance with the various provisions of Sarbanes-Oxley Act of 2002. In addition, we engage third-party property managers to manage most of our properties. As of December 31, 2006, 32 of our properties were managed by CB Richard Ellis, an affiliate of GI Partners.

Formation Transactions. In connection with the completion of our IPO, our operating partnership received contributions of direct and indirect interests in 23 of the properties in our portfolio in exchange for consideration that included cash, assumption of debt, and an aggregate of 38,262,206 units in our operating partnership (with the cash, assumed debt and units having an aggregate value of $1,097.7 million based on the IPO price per share of $12.00).

We accounted for the ownership interests contributed to us by GI Partners in exchange for a partnership interest in our operating partnership as a reorganization of entities under common control in a manner similar to a pooling of interests. Accordingly, the assets and liabilities contributed by GI Partners are accounted for by our operating partnership at GI Partners’ historical cost. We utilized purchase accounting to account for the acquisition of ownership interests in 200 Paul Avenue 1-4 and 1100 Space Park Drive, which were contributed to us by third parties in exchange for interests in our operating partnership, cash and the assumption of debt and the 10% minority ownership interest in 2323 Bryan Street, which was contributed to us by our joint venture partner in exchange for an interest in our operating partnership and the repayment of debt. Accordingly, the purchase price for these interests, which are equal to the value of the operating partnership units that we issued in exchange for these interests plus cash paid and debt assumed, were allocated to the assets acquired and liabilities assumed based on the fair value of the assets and liabilities.

Factors Which May Influence Future Results of Operations

Rental income. The amount of net rental income generated by the properties in our portfolio depends principally on our ability to maintain the occupancy rates of currently leased space and to lease currently available space and space available from lease terminations. Excluding 1.6 million square feet held for redevelopment, as of December 31, 2006, the occupancy rate in the properties in our portfolio was approximately 95.0% of our net rentable square feet, including 100 Technology Center Drive and 4055 Valley View Lane.

The amount of rental income generated by us also depends on our ability to maintain or increase rental rates at our properties. Included in our approximately 9.4 million square feet of net rentable square feet excluding redevelopment space at December 31, 2006 is approximately 850,000 net rentable square feet of space with extensive datacenter improvements that is currently, or will shortly be, available for lease. We had leased approximately 681,000 square feet of similar space at December 31, 2006. Rather than leasing all of this space to large single tenants, we are subdividing some of it for multi-tenant turn-key datacenter use, with tenants averaging between 100 and 15,000 square feet of net rentable space. Multi-tenant turn-key datacenters are effective solutions for tenants who lack the expertise or capital budget to provide their own extensive datacenter infrastructure and security. As experts in datacenter construction and operations we are able to lease space to these tenants at a significant premium over other uses. Negative trends in one or more of these factors could adversely affect our rental income in future periods.

In addition, as of December 31, 2006, we had approximately 1.6 million square feet of redevelopment space, or approximately 14.5% of the total space in our portfolio, including four vacant properties comprising approximately 501,000 square feet. Redevelopment space requires significant capital investment in order to develop datacenter facilities that are ready for use, and in addition, we may require additional time or encounter delays in securing tenants for redevelopment space. We intend to purchase additional vacant properties and properties with vacant redevelopment space in the future.

Future economic downturns or regional downturns affecting our submarkets or downturns in the technology-related real estate industry that impair our ability to renew or re-lease space and the ability of our tenants to fulfill their lease commitments, as in the case of tenant bankruptcies, could adversely affect our ability to maintain or increase rental rates at our properties. As of December 31, 2006, we had no material tenants in bankruptcy.

Scheduled lease expirations. Our ability to re-lease expiring space will impact our results of operations. In addition to approximately 0.5 million square feet of available space in our portfolio, excluding approximately 1.6 million square feet available for redevelopment as of December 31, 2006, leases representing approximately 2.0% and 4.5% of the square footage of our portfolio, excluding redevelopment space, and approximately 4.2% and 7.1% of our gross annualized rents, are scheduled to expire during the years ending December 31, 2007 and 2008, respectively.

Market concentration. We depend on the market for technology based real estate in specific geographic regions and significant changes in these regional markets can impact our future results. As of December 31, 2006 our portfolio (including 100 Technology Center Drive and 4055 Valley View Lane) was geographically concentrated in the following metropolitan markets:

Metropolitan Market	Percentage of 12/31/06 total gross annualized rent (1)
Silicon Valley	16.9%
Dallas	13.0%
Chicago	11.4%
New York	8.1%
San Francisco	6.5%
Los Angeles	6.4%
Boston	4.7%
Other	33.0%

100.0%

(1)	Gross annualized rent is monthly contractual rent under existing leases as of December 31, 2006 multiplied by 12.

Operating expenses. Our operating expenses generally consist of utilities, property and ad valorem taxes, property management fees, insurance and site maintenance costs, as well as rental expense. We are also incurring general and administrative expenses, including expenses relating to the internalization of our asset management function, as well as significant legal, accounting and other expenses related to corporate governance, U.S. Securities and Exchange Commission reporting and compliance with the various provisions of the Sarbanes-Oxley Act. Increases or decreases in such operating expenses will impact our overall performance. We expect to incur additional operating expenses as we expand our various business functions.

Interest Rates. As of December 31, 2006, we had approximately $435.1 million of variable rate debt, of which approximately $289.6 million was mortgage debt subject to interest rate swap agreements, and $145.5 million was outstanding on our line of credit facility. Since 2002, the United States Federal Reserve has generally been increasing short term interest rates, which has recently had a significant upward impact on shorter-term interest rates, including the interest rates that our variable rate debt is based upon. Continued increases in interest rates may increase our interest expense and therefore negatively affect our financial condition and results of operations. Increased interest rates may also increase the risk that the counterparties to our swap agreements will default on their obligations, which would further increase our interest expense.

Critical Accounting Policies

Our discussion and analysis of financial condition and results of operations are based upon our consolidated and combined financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). The preparation of these financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses in the reporting period. Our actual results may differ from these estimates. We have provided a summary of our significant accounting policies in Note 2 to our financial statements included elsewhere in this report. We describe below those accounting policies that require material subjective or complex judgments and that have the most significant impact on our financial condition and results of operations. Our management evaluates these estimates on an ongoing basis, based upon information currently available and on various assumptions management believes are reasonable as of the date on the front cover of this report.

Investments in Real Estate

Acquisition of real estate. The price that we pay to acquire a property is impacted by many factors including the condition of the property and improvements, the occupancy of the building, the existence of above and below market tenant leases, the creditworthiness of the tenants, favorable or unfavorable financing, above or below market ground leases and numerous other factors. Accordingly, we are required to make subjective assessments to allocate the purchase price paid to acquire investments in real estate among the assets acquired and liabilities assumed based on our estimate of the fair values of such assets and liabilities. This includes determining the value of the property and improvements, land, any ground leases, tenant improvements, in-place tenant leases, tenant relationships, the value (or negative value) of above (or below) market leases and any debt assumed from the seller or loans made by the seller to us. Each of these estimates requires a great deal of judgment and some of the estimates involve complex calculations. Our allocation methodology is summarized in Note 2 to our consolidated financial statements. These allocation assessments have a direct impact on our results of operations. For example, if we were to allocate more value to land, there would be no depreciation with respect to such amount. If we were to allocate more value to the property as opposed to allocating to the value of tenant leases, this amount would be recognized as an expense over a much longer period of time. This potential effect occurs because the amounts allocated to property are depreciated over the estimated lives of the property whereas amounts allocated to tenant leases are amortized over the terms of the leases. Additionally, the amortization of value (or negative value) assigned to above (or below) market rate leases is recorded as an adjustment to rental revenue as compared to amortization of the value of in-place leases and tenant relationships, which is included in depreciation and amortization in our consolidated statements of operations.

Useful lives of assets. We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate we would depreciate such investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

Asset impairment evaluation. We review the carrying value of our properties when circumstances, such as adverse market conditions, indicate potential impairment may exist. We base our review on an estimate of the future cash flows (excluding interest charges) expected to result from the real estate investment’s use and eventual disposition. We consider factors such as future operating income, trends and prospects, as well as the effects of leasing demand, competition and other factors. If our evaluation indicates that we may be unable to recover the carrying value of a real estate investment, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property. These losses have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. Since cash flows on properties considered to be long-lived assets to be held and used are considered on an undiscounted basis to determine whether an asset has been impaired, our strategy of holding properties over the long-term directly decreases the likelihood of recording an impairment loss. If our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized and such loss could be material. If we determine that impairment has occurred, the affected assets must be reduced to their fair value. No such impairment losses have been recognized to date.

We estimate the fair value of rental properties utilizing a discounted cash flow analysis that includes projections of future revenues, expenses and capital improvement costs, similar to the income approach that is commonly utilized by appraisers.

Capitalization of costs.

We capitalize pre-acquisition costs related to probable property acquisitions. We also capitalize direct and indirect costs related to construction and development, including property and ad valorem taxes, insurance and financing costs relating to space under development. Costs previously capitalized related to any property acquisitions no longer considered probable are written off, which may have a material effect on our net income. The selection of costs to capitalize and which acquisitions are probable is subjective and depends on many assumptions including the timing of potential acquisitions and the probability that future acquisitions occur. If we made different assumptions in this respect we would have a different amount of capitalized costs in the periods presented leading to different net income.

Revenue Recognition

Rental income is recognized using the straight-line method over the terms of the tenant leases. Deferred rents included in our balance sheets represent the aggregate excess of rental revenue recognized on a straight-line basis over the contractual rental payments that would be recognized under the remaining terms of the leases. Our leases generally contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred by us. Such reimbursements are recognized in the period that the expenses are incurred. Lease termination fees are recognized over the remaining term of the lease, effective as of the date the lease modification is finalized, assuming collection is not considered doubtful. As discussed above, we recognize amortization of the value of acquired above or below market tenant leases as a reduction of rental income in the case of above market leases or an increase to rental revenue in the case of below market leases.

We must make subjective estimates as to when our revenue is earned and the collectibility of our accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness and current economic trends when evaluating the adequacy of the allowance for bad debts. These estimates have a direct impact on our net income because a higher bad debt allowance would result in lower net income, and recognizing rental revenue as earned in one period versus another would result in higher or lower net income for a particular period.

Share-based awards

We recognize compensation expense related to share-based awards. We generally amortize this compensation expense over the vesting period of the award. The calculation of the fair value of share-based awards is subjective and requires several assumptions over such items as expected stock volatility, dividend payments and future company results. These assumptions have a direct impact on our net income because a higher share-based awards amount would result in lower net income for a particular period.

Results of Operations

The discussion below relates to our financial condition and results of operations for the years ended December 31, 2006, 2005 and 2004. We have combined the results of operations for the period from November 3, 2004 through December 31, 2004 and the period from January 1, 2004 through November 2, 2004 to provide a meaningful comparison to the results of operations for the other years. A summary of our results for the years ended December 31, 2006, 2005 and 2004 was as follows (in thousands).

Year ended December 31,	2006	2005	2004
	(revised)	(revised)	(revised)
Statement of Operations Data:
Total operating revenues	$272,076	$191,621	$90,885
Total operating expenses	(197,508)	(132,033)	(74,273)

Operating income	74,568	59,588	16,612
Other Income (expenses)	(48,675)	(35,128)	(21,952)

Income from continuing operations before minority interests	$25,893	$24,460	$(5,340)

Our property portfolio has experienced consistent and significant growth since the first property acquisition in January 2002. As a result of such growth, a period-to-period comparison of our financial performance focuses on the impact on our revenues and expenses resulting both from the new property additions to our portfolio, as well as on a “same store” property basis (same store properties are properties that were owned and operated for the entire current year and the entire immediate preceding year). The following table identifies each of the properties in our portfolio acquired from January 1, 2004 through December 31, 2006.

Acquired Properties	Acquisition Date	Redevelopment Space as of December 31, 2006(1)	Net Rentable Square Feet Excluding Redevelopment Space	Square Feet including Redevelopment Space	Occupancy Rate as of December 31, 2006(2)
As of December 31, 2003 (12 properties)(3)		272,326	2,171,369	2,443,695	95.2%
Year Ended December 31, 2004
100 Technology Center Drive (4)	Feb-04	—	197,000	197,000	100.0
4849 Alpha Road	Apr-04	—	125,538	125,538	100.0
600 West Seventh Street	May-04	45,721	444,001	489,722	97.8
2045 & 2055 LaFayette Street	May-04	—	300,000	300,000	100.0
100 & 200 Quannapowitt Parkway	Jun-04	—	386,956	386,956	100.0
11830 Webb Chapel Road	Aug-04	—	365,647	365,647	95.0
150 South First Street	Sep-04	—	179,761	179,761	100.0
3065 Gold Camp Drive	Oct-04	—	62,957	62,957	100.0
200 Paul Avenue 1-4	Nov-04	25,919	501,761	527,680	97.2
1100 Space Park Drive	Nov-04	—	165,297	165,297	97.6
3015 Winona Avenue	Dec-04	—	82,911	82,911	100.0

Subtotal		71,640	2,811,829	2,883,469	98.3
Year Ended December 31, 2005
833 Chestnut Street	Mar-05	119,660	535,098	654,758	78.6
1125 Energy Park Drive	Mar-05	—	112,827	112,827	100.0
350 East Cermak Road	May-05	240,896	892,843	1,133,739	94.2
8534 Concord Center Drive	Jun-05	—	82,229	82,229	100.0
2401 Walsh Street	Jun-05	—	167,932	167,932	100.0
200 North Nash Street	Jun-05	—	113,606	113,606	100.0
2403 Walsh Street	Jun-05	—	103,940	103,940	100.0
4700 Old Ironsides Drive	Jun-05	—	90,139	90,139	100.0
4650 Old Ironsides Drive	Jun-05	—	84,383	84,383	100.0
731 East Trade Street	Aug-05	—	40,879	40,879	100.0
113 North Myers	Aug-05	9,132	20,086	29,218	100.0
125 North Myers	Aug-05	13,242	12,160	25,402	100.0
Paul van Vlissingenstraat 16	Aug-05	35,000	77,472	112,472	58.8
600-780 S. Federal	Sep-05	—	161,547	161,547	83.6
115 Second Avenue	Oct-05	56,236	10,494	66,730	—
Chemin de l’Epinglier 2	Nov-05	—	59,190	59,190	100.0
251 Exchange Place	Nov-05	—	70,982	70,982	100.0
7500 Metro Center Drive	Dec-05	74,962	—	74,962	—
7620 Metro Center Drive	Dec-05	—	45,000	45,000	100.0
3 Corporate Place	Dec-05	283,124	—	283,124	—

Subtotal		832,252	2,680,807	3,513,059	91.2
Year Ended December 31, 2006
4025 Midway Road	Jan-06	63,734	36,856	100,590	100.0
Clonshaugh Industrial Estate	Feb-06	—	20,000	20,000	100.0
6800 Millcreek Drive	Apr-06	—	83,758	83,758	100.0
101 Aquila Way	Apr-06	—	313,581	313,581	100.0
12001 North Freeway	Apr-06	19,279	281,426	300,705	98.1
14901 FAA Boulevard	Jun-06	—	263,700	263,700	100.0
120 E. Van Buren Street	Jul-06	81,155	206,359	287,514	96.8
Gyroscoopweg 2E-2F	Jul-06	—	55,585	55,585	100.0
600 Winter Street	Sep-06	—	30,400	30,400	100.0
2300 NW 89th Place	Sep-06	—	64,174	64,174	100.0
1807 Michael Faraday Court	Oct-06	—	19,237	19,237	100.0
8100 Boone Boulevard	Oct-06	—	17,015	17,015	100.0
111 Eighth Avenue	Oct-06	—	83,137	83,137	100.0
2055 E. Technology Circle	Oct-06	76,350	—	76,350	—
114 Rue Amboise Croizat	Dec-06	229,519	122,627	352,146	56.0
Unit 9, Blanchardstown Corporate Park	Dec-06	—	120,000	120,000	85.9

Subtotal		470,037	1,717,855	2,187,892	95.2

Total		1,646,255	9,381,860	11,028,115	95.0%

(1)	Redevelopment space requires significant capital investment in order to develop datacenter facilities that are ready for use. Most often this is shell space. However, in certain circumstances this may include partially built datacenter space that was not completed by previous ownership and requires a large capital investment in order to build out the space.

(2)	Occupancy rates exclude redevelopment space.

(3)	Includes 4055 Valley View Lane, a property acquired in September 2003 and sold in March 2007.

(4)	Property was sold in March 2007.

Comparison of the Year Ended December 31, 2006 to the Year Ended December 31, 2005 and comparison of the Year Ended December 31, 2005 to the Year Ended December 31, 2004

Portfolio

As of December 31, 2006, our portfolio consisted of 59 properties, excluding one property held as an investment in an unconsolidated joint venture, with an aggregate of 9.4 million net rentable square feet excluding 1.6 million square feet held for redevelopment compared to a portfolio consisting of 44 properties with an aggregate of 8.1 million net rentable square feet excluding space held for redevelopment as of December 31, 2005 compared to a portfolio consisting of 24 properties with an aggregate of 5.4 million net rentable square feet excluding space held for redevelopment as of December 31, 2004. The increase in our portfolio reflects the acquisition of 11 properties in 2004, 20 properties in 2005 and 16 properties in 2006, net of one property sold during 2006.

Revenues

Total operating revenues from continuing operations were as follows (in thousands):

	Year Ended December 31,			Change		Percentage Change
	2006	2005	2004	2006 v 2005	2005 v 2004	2006 v 2005	2005 v 2004
	(revised)	(revised)	(revised)	(revised)	(revised)	(revised)	(revised)
Rental	$221,371	$150,072	$75,865	$71,299	$74,207	47.5%	97.8%
Tenant reimbursements	50,340	35,720	15,020	14,620	20,700	40.9%	137.8%
Other	365	5,829	—	(5,464)	5,829	(93.7%)	0.0%

Total operating revenues	$272,076	$191,621	$90,885	$80,455	$100,736	42.0%	110.8%

As shown by the same store and new properties table shown below, the increases in rental revenues and tenant reimbursement revenues in the year ended December 31, 2006 compared to 2005 were primarily due to our acquisitions of properties leading to a larger portfolio size. These factors also caused the increases in rental revenues and tenant reimbursements in the year ended December 31, 2005 compared to 2004. Other revenues changes in the years presented were primarily due to varying tenant termination revenues. We acquired 16, 20 and 11 properties during the years ended December 31, 2006, 2005 and 2004, respectively, excluding 100 Technology Center Drive, a property acquired in February 2004, which we classified as a discontinued operation for all periods presented. Included in the 2006 rental revenues is $0.8 million of straight-line rent adjustment attributable to prior years. This $0.8 million out-of-period adjustment is considered by management to be immaterial to each of the years in which it accumulated.

The following table shows total operating revenues from continuing operations for same store properties and new properties (in thousands).

	Same Store Year Ended December 31,			New Properties Year Ended December 31,
	2006	2005	Change	2006	2005	Change
	(revised)	(revised)	(revised)
Rental	$126,660	$115,504	$11,156	$94,711	$34,568	$60,143
Tenant reimbursements	31,861	26,527	5,334	18,479	9,193	9,286
Other	197	4,434	(4,237)	168	1,395	(1,227)

Total operating revenues	$158,718	$146,465	$12,253	$113,358	$45,156	$68,202

Same store rental revenues increased for the year ended December 31, 2006 compared to the same period in 2005 primarily as a result of new leases at our properties during 2006, the largest of which was for space in 200 Paul Avenue 1-4, 300 Boulevard East and 1100 Space Park Drive. Same store tenant reimbursement revenues increased for the year ended December 31, 2006 compared to the same period in 2005 primarily as a result of higher utility and operating expenses being billed to our tenants, the largest occurrences of which were at 200 Paul Avenue 1-4, 2323 Bryan Street and 1100 Space Park Drive. The decrease in same store other revenues was due to termination fee revenues recognized for the year ended December 31, 2005, primarily for a tenant located at 600 West Seventh Street, while the decrease in new properties other revenues was due to termination fee revenues recognized for the year ended December 31, 2005, primarily for a tenant located at 833 Chestnut Street.

New property increases were caused by properties acquired during the period from January 1, 2005 to December 31, 2006. For the year ended December 31, 2006, 350 East Cermak Road, Savvis portfolio (comprising five properties acquired in June 2005), 12001 North Freeway and 120 E. Van Buren Street contributed $36.7 million, or approximately 54% of the total new properties increase in total operating revenues compared to the same period in 2005.

	Same Store Year Ended December 31,			New Properties Year Ended December 31,
	2005	2004	Change	2005	2004	Change
	(revised)	(revised)	(revised)	(revised)	(revised)	(revised)
Rental	$51,463	$51,818	$(355)	$98,609	$24,047	$74,562
Tenant reimbursements	10,599	9,720	879	25,121	5,300	19,821
Other	366	—	366	5,463	—	5,463

Total operating revenues	$62,428	$61,538	$890	$129,193	$29,347	$99,846

Same store tenant reimbursement revenues increased in the year ended December 31, 2005 compared to 2004 primarily as a result of increased operating expenses leading to higher tenant reimbursement income and favorable outcomes of tenant reimbursement billings in 2005.

Expenses

Total expenses from continuing operations were as follows (in thousands):

	Year Ended December 31,			Change		Percentage Change
	2006	2005	2004	2006 v 2005	2005 v 2004	2006 v 2005	2005 v 2004
	(revised)	(revised)	(revised)	(revised)	(revised)	(revised)	(revised)
Rental property operating and maintenance	$59,255	$39,257	$15,421	$19,998	$23,836	50.9%	154.6%
Property taxes	26,890	20,189	7,438	6,701	12,751	33.2%	171.4%
Insurance	3,682	2,653	1,638	1,029	1,015	38.8%	62.0%
Depreciation and amortization	86,129	55,702	25,078	30,427	30,624	54.6%	122.1%
General and administrative	20,441	12,615	20,965	7,826	(8,350)	62.0%	(39.8%)
Asset management fees to related party	—	—	2,655	—	(2,655)	0.0%	(100.0%)
Other	1,111	1,617	1,078	(506)	539	(31.3%)	50.0%

Total operating expenses	197,508	132,033	74,273	65,475	57,760	49.6%	77.8%
Interest expense	49,595	35,381	21,768	14,214	13,613	40.2%	62.5%
Loss from early extinguishment of debt	527	1,021	283	(494)	738	(48.4%)	260.8%

Total expenses	$247,630	$168,435	$96,324	$79,195	$72,111	47.0%	74.9%

As shown in the same store expense and new properties table below, total expenses in the year ended December 31, 2006 increased compared to 2005 primarily as a result of higher operating expenses following acquisition of properties. The following table shows expenses from continuing operations for same store properties and new properties (in thousands).

	Same Store Year Ended December 31,			New Properties Year Ended December 31,
	2006	2005	Change	2006	2005	Change
	(revised)	(revised)	(revised)
Rental property operating and maintenance	$36,586	$28,615	$7,971	$22,669	$10,642	$12,027
Property taxes	11,884	12,676	(792)	15,006	7,513	7,493
Insurance	2,196	2,048	148	1,486	605	881
Depreciation and amortization	44,821	40,477	4,344	41,308	15,225	26,083
General and administrative (1)	20,441	12,615	7,826	—	—	—
Other	774	1,597	(823)	337	20	317

Total operating expenses	116,702	98,028	18,674	80,806	34,005	46,801
Interest expense	26,691	25,864	827	22,904	9,517	13,387
Loss from early extinguishment of debt	527	1,021	(494)	—	—	—

Total expenses	$143,920	$124,913	$19,007	$103,710	$43,522	$60,188

(1)	General and administrative expenses and asset management fees to related party are included in same store as they are not allocable to specific properties.

New property increases were caused by properties acquired during the period from January 1, 2005 to December 31, 2006. For the year ended December 31, 2006, 350 East Cermak Road, 600-780 S. Federal Street, 12001 North Freeway and 120 E. Van Buren Street contributed $28.3 million, or approximately 47% in total expenses compared to the same period in 2005.

Same store rental property operating and maintenance expenses increased for the year ended December 31, 2006 compared to the same period in 2005 primarily as a result of higher utility rates in several of our properties leading to higher utility expense in 2006. Rental property operating and maintenance expenses included amounts paid to related parties, CB Richard Ellis and The Linc Group, for property management and other fees of $2.6 million and $1.9 million in the year ended December 31, 2006 and 2005, respectively. CB Richard Ellis and The Linc Group are related parties of GI Partners. We capitalized amounts relating to compensation expense of employees directly engaged in construction and successful leasing activities of $2.4 million and $0.4 million in the years ended December 31, 2006 and 2005, respectively.

Same store depreciation and amortization expense increased in the year ended December 31, 2006 compared to 2005, principally because of the acceleration of depreciation on assets associated with leases by VarTec, a former tenant, which was in bankruptcy.

General and administrative expenses for the year ended December 31, 2006 increased compared to the same period in 2005 primarily due to the growth of our company, which resulted in more employees, incentive compensation, and higher insurance, legal and consulting costs. Included in the 2006 general and administrative expenses is a writeoff of approximately $0.5 million of pre-acquisition costs related to a previously targeted acquisition in Germany.

Other expenses are primarily comprised of write-offs of the carrying amounts for deferred tenant improvements, acquired in place lease value and acquired above market lease values as a result of the early termination of tenant leases. Other expenses decreased for the year ended December 31, 2006 compared to the same period in 2005 primarily due to the write off of assets following the termination of a tenant in 2005.

Same store interest expense increased for the year ended December 31, 2006 as compared to the same period in 2005 primarily as a result of higher average outstanding debt balances during 2006 compared to 2005 related to refinancings on 200 Paul Avenue 1-4, 600 West Seventh Street, 34551 Ardenwood Boulevard 1-4 and 2334 Lundy Place partially offset by lower average outstanding balances during 2006 compared to 2005 for 47700 Kato Road and 1055 Page Avenue. Interest incurred on our unsecured credit facility and senior exchangeable debentures is allocated entirely to new properties in the table above. Interest capitalized during the years ended December 31, 2006 and 2005 was $3.9 million and $0.3 million.

	Same Store Year Ended December 31,			New Properties Year Ended December 31,
	2005	2004	Change	2005	2004	Change
	(revised)	(revised)	(revised)	(revised)	(revised)	(revised)
Rental property operating and maintenance	$11,961	$9,001	$2,960	$27,296	$6,420	$20,876
Property taxes	5,449	5,680	(231)	14,740	1,758	12,982
Insurance	621	852	(231)	2,032	786	1,246
Depreciation and amortization	17,392	17,107	285	38,310	7,971	30,339
General and administrative (1)	12,615	20,965	(8,350)	—	—	—
Asset management fees to related party (1)	—	2,655	(2,655)	—	—	—
Other	296	983	(687)	1,321	95	1,226

Total operating expenses	48,334	57,243	(8,909)	83,699	17,030	66,669
Interest expense	15,976	14,292	1,684	19,405	7,476	11,929
Loss from early extinguishment of debt	150	135	15	871	148	723

Total expenses	$64,460	$71,670	$(7,210)	$103,975	$24,654	$79,321

(1)	General and administrative expenses and asset management fees to related party are included in same store as they are not allocable to specific properties.

Same store rental property and maintenance expenses increased in 2005 compared to 2004 primarily as a result of utility rate increases in the Dallas region.

Property taxes increases in the years presented were primarily a result of new properties acquired in later years leading to a larger expense. Insurance expense increases in the years presented was primarily a result of new properties acquired in later years leading to a larger expense. Same store insurance decreased in the year ended December 31, 2005 compared to 2004 primarily as a result of more favorable insurance rates on our properties following a more established insurance history and claim pattern of properties under our ownership.

Depreciation and amortization expense increases were primarily due to our acquisitions of properties leading to a higher portfolio size in later years.

The changes in general and administrative expenses for the years presented was caused by higher expenses in 2005 offset by $17.9 million of compensation expense recorded upon completion of our IPO related to fully vested long-term incentive units granted in connection with the IPO in 2004. As a public company, we are incurring significant legal, accounting and other costs related to corporate governance, Securities and Exchange Commission reporting and other public company overhead. We incurred higher general and administrative expenses as we internalized our accounting functions in 2005, partially related to increased staff necessary to manage the growth of operations. In addition we incurred expenses related to compliance with the requirements of the Sarbanes-Oxley Act. Prior to the completion of our IPO, general and administrative expenses were incurred by our Predecessor’s related party asset manager and our Predecessor incurred an asset management fee, which is included separately in the combined statement of operations.

For the year ended December 31, 2004, the monthly asset management fee to a related party was based on a fixed percentage of capital commitments by the investors in GI Partners, a portion of which was allocated to the Company Predecessor. Effective as of the completion of our IPO, no such fees are allocated to us.

Other expenses are primarily comprised of write-offs of the carrying amounts for deferred tenant improvements, acquired in place lease value and acquired above market lease values as a result of the early termination of tenant leases. Other expenses during the years presented varied as a result of the level of terminations and the carrying values of the assets associated with the leases that terminated early. Same store other expenses decreased in the year ended December 31, 2005 compared to 2004 primarily as a result of reduced write off or assets following tenant terminations.

Interest expense increases were associated with new mortgage and other secured debt incurred primarily in connection with the properties added to our portfolio. The increase in interest related to property acquisitions in all years presented was partially offset by a reduction in interest related to loans repaid or refinanced. Same store interest expense increased in 2005 compared to 2004 primarily because the interest rates obtained on interest rate swaps upon completion of our IPO in November 2004 were higher than interest rates prevailing throughout 2004. This effect was partially offset by the repayment of $22.0 million of a mezzanine loan in November 2005.

Net loss from early extinguishment of debt related to prepayment costs and the write offs of unamortized deferred financing costs when we prepaid loans. The net loss from early extinguishment of debt increased in the year ended December 31, 2005 compared to 2004 as a result of higher loan prepayments.

Discontinued operations

Discontinued operations relate to the following properties:

Property	Date Acquired	Date Sold
7979 East Tufts Avenue	October 2003	July 2006
4055 Valley View Lane	September 2003	March 2007
100 Technology Center Drive	February 2004	March 2007

Results of discontinued operations were as follows (in thousands):

	Year Ended December 31,		Period from November 3, 2004 to December 31, 2004	Period from January 1, 2004 to November 2, 2004
	2006	2005
	(revised)	(revised)	(revised)	(revised)
Operating revenues	$13,285	$15,914	$2,790	$13,345
Operating expenses	(9,915)	(12,276)	(2,282)	(11,503)
Interest and other income	20	—	—	2
Interest expense	(3,076)	(3,741)	(547)	(2,146)

	314	(103)	(39)	(302)
Gain on sale of assets	18,096	—	—
Minority interests attributable to discontinued operations	(7,798)	74	29	23

Income (loss) from discontinued operations	$10,612	$(29)	$(10)	$(279)

Liquidity and Capital Resources

Analysis of Liquidity and Capital Resources

As of December 31, 2006, we had $22.3 million of cash and cash equivalents, excluding $28.1 million of restricted cash. Restricted cash primarily consists of interest bearing cash deposits required by the terms of several of our mortgage loans for a variety of purposes, including real estate taxes, insurance, anticipated or contractually obligated tenant improvements and leasing deposits.

Our short term liquidity requirements primarily consist of operating expenses and other expenditures associated with our properties, dividend payments on our preferred stock, dividend payments to our stockholders and distributions to our unitholders in the Operating Partnership required to maintain our REIT status, capital expenditures, debt service on our loans and, potentially, acquisitions. We expect to meet our short-term liquidity requirements through net cash provided by operations, restricted cash accounts established for certain future payments and by drawing upon our unsecured credit facility.

As of December 31, 2006, our Operating Partnership had a $500 million unsecured credit facility. Borrowings under this credit facility currently bear interest at a rate based on LIBOR and EURIBOR plus a margin ranging from 1.250% to 1.625%, depending on our Operating Partnership’s overall leverage, which margin was 1.50% as of December 31, 2006. The unsecured credit facility matures in October 2008, subject to a one-year extension option that we may exercise if certain conditions are met. The unsecured credit facility has a $150.0 million sub-facility for foreign exchange advances in Euros and British Sterling. We intend to use available borrowings under the unsecured credit facility to, among other things, finance the acquisition of additional properties, to fund tenant improvements and capital expenditures, fund redevelopment activities and to provide for working capital and other corporate purposes. As of December 31, 2006, we had outstanding $145.5 million under the credit facility and the amount available for use was $148.0 million.

Financing transactions in 2006

On December 20, 2006, we closed on the acquisition of Unit 9, Blanchardstown Corporate Park in Dublin, Ireland for approximately €36.5 million ($47.9 million based on the rate of exchange on December 20, 2006). Simultaneously, we closed on a €28.2 million ($37.1 million based on the rate of exchange on December 20, 2006) loan with 1.5% amortization per annum at a swapped fixed interest rate of 5.350% which matures on January 18, 2012.

On December 5, 2006, we closed on the acquisition of 114 Rue Ambroise Croizat in Paris, France for approximately €40.4 million ($53.8 million based on the rate of exchange on December 5, 2006). Simultaneously, we closed on a €32.8 million ($43.7 million based on the rate of exchange on December 5, 2006) loan with 1.5% amortization per annum at a swapped fixed interest rate of 5.126% which matures on January 18, 2012.

On October 24, 2006, we completed the financing of 1100 Space Park Drive in Santa Clara, California. The new $55.0 million loan has an interest rate of 5.886%, no principal amortization for three years, and the maturity date is December 11, 2016. The proceeds from the financing were used to reduce the balance of our unsecured credit facility.

On October 4, 2006 we issued 9.2 million common shares for net proceeds of $267.7 million after offering costs. We used proceeds from this issuance to pay $133.8 million for the redemption of 4.6 million common Operating Partnership units tendered by GI Partners, with the remainder used to temporarily reduce the balance of our unsecured credit facility.

On September 8, 2006, we re-financed the mortgage related to the Global Marsh properties (34551 Ardenwood Boulevard 1-4, 2334 Lundy Place, and 2440 Marsh Lane) and put in place two separate mortgages. 34551 Ardenwood Boulevard 1-4 was refinanced with a $55.0 million loan at an interest rate of 5.950% and a maturity date of November 11, 2016. 2334 Lundy Place was refinanced with a $40.0 million loan at an interest rate of 5.955% and a maturity date of November 11, 2016. 2440 Marsh Lane has been placed in our redevelopment asset pool. The excess proceeds from the re-financings were used to reduce the balance on our unsecured credit facility.

On August 15, 2006, our Operating Partnership issued $172.5 million of its 4.125% Exchangeable Senior Debentures due August 15, 2026. The Debentures are general unsecured senior obligations of the Operating Partnership and rank equally in right of payment with all other senior unsecured indebtedness of the Operating Partnership. Interest is payable on August 15 and February 15 of each year beginning February 15, 2007 until the maturity date of August 15, 2026. The Debentures bear interest at 4.125% per annum and contain an exchange settlement feature, which provides that the Debentures may, under certain circumstances, be exchangeable for cash (up to the principal amount of the Debentures) and, with respect to any excess exchange value, into cash, shares of our common stock or a combination of cash and shares of our common stock at an initial exchange rate of approximately 30.68 shares per $1,000 principal amount of Debentures. The $166.3 million in net proceeds from the sale of the Debentures were used to reduce the balance on our unsecured credit facility.

On July 27, 2006, we closed on the acquisition of Gyroscoopweg 2E-2F in Amsterdam, Netherlands for approximately €8.9 million ($11.3 million based on the rate of exchange on July 27, 2006). Simultaneously, we closed a €7.1 million ($9.0 million based on the rate of exchange on July 27, 2006) with 1.5% amortization per annum at a swapped fixed rate of 5.49% which matures on October 18, 2013.

On June 23, 2006, we completed the financing of Chemin de l’Epingler 2 in Geneva, Switzerland. The €8.1 million ($10.1 million based on the rate of exchange on June 23, 2006) loan with 1.5% amortization per annum has a swapped fixed interest rate of 5.57% and matures on July 18, 2013. Proceeds from the financing were used to reduce the balance on our unsecured credit facility.

On May 17, 2006, we completed the financing of Paul van Vlissingenstraat 16 in Amsterdam, Netherlands. The €11.2 million ($14.3 million based on the rate of exchange on May 17, 2006) loan with 1.5% amortization per annum has a swapped fixed interest rate of 5.58% and matures on July 18, 2013. Proceeds from the financing were used to reduce the balance on our unsecured credit facility.

On May 30, 2006, we issued 4.0 million shares of common stock at a price of $24.40, which resulted in net proceeds of approximately $94.5 million after offering costs which were used to temporarily reduce the balance on our unsecured credit facility.

On April 20, 2006, we re-financed the mortgage related to 6 Braham Street in London, England, which resulted in a new loan for £13.2 million ($23.0 million based on the rate of exchange on April 20, 2006) at a variable interest rate of UK LIBOR plus 0.90% which matures in April 2011. In April 2006, we also entered into an interest rate swap agreement to hedge variability in cash flows related to this loan. The swapped fixed interest rate of 5.84% is effective from July 10, 2006 through April 10, 2011.

On March 3, 2006, we re-financed the mortgage related to 600 West Seventh Street in Los Angeles, California. The new $60.0 million loan has an interest rate of 5.80% and a maturity date of March 15, 2016. Excess proceeds from the re-financing were used to reduce the balance on our unsecured credit facility.

On February 28, 2006, we prepaid the outstanding balance of $17.5 million on our 47700 Kato Road & 1055 Page Avenue property mortgage. No prepayment fees were incurred as a result of this prepayment.

During the year ended December 31, 2006 we acquired the following properties:

Property	Metropolitan Area	Date Acquired	Purchase Price (in millions)(2)
4025 Midway Road	Dallas	January 6, 2006	$16.2
Clonshaugh Industrial Estate	Dublin, Ireland	February 6, 2006	6.3
6800 Millcreek Drive	Toronto, Canada	April 13, 2006	16.0
101 Aquila Way	Atlanta	April 20, 2006	25.3
12001 North Freeway	Houston	April 26, 2006	30.5
14901 FAA Boulevard	Dallas	June 30, 2006	50.6
120 E. Van Buren Street	Phoenix	July 25, 2006	175.0
Gyroscoopweg 2E-2F	Amsterdam, Netherlands	July 27, 2006	11.2
600 Winter Street	Boston	September 13, 2006	8.7
2300 NW 89th Place	Miami	September 26, 2006	5.6
AboveNet Properties(1)	Various	October 1, 2006	40.1
2055 E. Technology Circle	Phoenix	October 17, 2006	9.7
114 Rue Ambroise Croizat	Paris, France	December 5, 2006	53.8
Unit 9, Blanchardstown Corporate Park	Dublin, Ireland	December 20, 2006	47.9

			$496.9

(1)	The purchase includes a fee-simple ownership of 1807 Michael Faraday Court in Reston, Virginia and two leasehold interests at 111 Eight Avenue in New York City and 8100 Boone Boulevard in Vienna, Virginia.

(2)	Excludes investment in property in Seattle, Washington, in which we acquired a 49% interest in November 2006 for approximately $30.5 million.

We financed the purchase of these properties through the sale of common stock in May 2006 and October 2006, the issuance of $172.5 million of senior exchangeable debentures in August 2006, borrowings under our line of credit facility as well as secured mortgage financings.

Future uses of cash

Our properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements. As of December 31, 2006, we had commitments under leases in effect for $13.0 million of tenant improvement costs and leasing commissions all of which we expect to incur in the near future.

As of December 31, 2006, we have identified from our existing properties approximately 1.6 million square feet of redevelopment space and we also owned approximately 850,000 net rentable square feet of datacenter space with extensive installed tenant improvements that we may subdivide for multi-tenant turn-key datacenter use during the next two years rather than lease such space to large single tenants. Turn-Key Datacenter space is move-in-ready space for the placement of computer and network equipment required to provide a datacenter environment. Depending on demand for additional turn-key data space, we may incur significant tenant improvement costs to build out and redevelop these spaces for which we would we need to raise significant additional capital.

Subsequent to December 31, 2006 we acquired the following properties:

Location	Purchase Price ($ millions)	Purchase Completed on:
21110 Ridgetop Circle, Sterling, Virginia	$17.0	January 5, 2007
3011 LaFayette Street, Santa Clara, California	13.5	January 22, 2007
44470 Chillum Place, Ashburn, Virginia	42.5	February 27, 2007

	$73.0

On March 20, 2007, we sold 100 Technology Center Drive for $45.5 million which resulted in a gain on sale of approximately $11.8 million. On March 30, 2007, we sold 4055 Valley View Lane for $33.0 million which resulted in a gain on sale of approximately $6.2 million.

We are also subject to the commitments discussed below under “Commitments and Contingencies” and Off-Balance Sheet Arrangements, and Distributions as described below.

We expect to meet our long-term liquidity requirements to pay for scheduled debt maturities and to fund property acquisitions and non-recurring capital improvements with net cash from operations, future long-term secured and unsecured indebtedness and the issuance of equity and debt securities. We also may fund future property acquisitions and non-recurring capital improvements using our unsecured credit facility pending permanent financing.

Distributions

We are required to distribute 90% of our REIT taxable income (excluding capital gains) on an annual basis in order to continue to qualify as a REIT for federal income tax purposes. Accordingly, we intend to make, but are not contractually bound to make, regular quarterly distributions to preferred stockholders, common stockholders and unit holders from cash flow from operating activities. All such distributions are at the discretion of our board of directors. We may be required to use borrowings under the credit facility, if necessary, to meet REIT distribution requirements and maintain our REIT status. We consider market factors and our performance in addition to REIT requirements in determining distribution levels. Amounts accumulated for distribution to stockholders are invested primarily in interest-bearing accounts and short-term interest-bearing securities, which are consistent with our intention to maintain our status as a REIT. The exchange rate on our $172.5 million principal amount of exchangeable debentures is subject to adjustment for certain events, including, but not limited to, certain dividends on our common stock in excess of $0.265 per share per quarter. Therefore, increases to our quarterly dividend may increase the dilutive impact of the exchangeable debentures on our common stockholders. See Part I, Item 1A, Risk Factors “Risks Related to Our Business and Operations—The exchange and repurchase rights of our exchangeable debentures may be detrimental to holders of common stock.”

In 2006, 2005 and 2004, we have declared the following dividends:

Date dividend and distribution declared	Share class	Dividend and distribution amount per share	Period covered	Dividend and distribution payable date	Annual equivalent rate of dividend and distribution per share	Dividend and distribution amount (in thousands)
February 27, 2006	Series A Preferred Stock	$0.53125	January 1, 2006 to March 31, 2006	March 31, 2006 to shareholders of record on March 15, 2006.	$2.125	$2,199
February 27, 2006	Series B Preferred Stock	$0.49219	January 1, 2006 to March 31, 2006	March 31, 2006 to shareholders of record on March 15, 2006.	1.969	1,246
February 27, 2006	Common stock and operating partnership common units and long term incentive units.	$0.26500	January 1, 2006 to March 31, 2006	March 31, 2006 to shareholders of record on March 15, 2006.	1.060	15,642
May 1, 2006	Series A Preferred Stock	$0.53125	April 1, 2006 to June 30, 2006	June 30, 2006 to shareholders of record on June 15, 2006.	2.125	2,199
May 1, 2006	Series B Preferred Stock	$0.49219	April 1, 2006 to June 30, 2006	June 30, 2006 to shareholders of record on June 15, 2006.	1.969	1,246
May 1, 2006	Common stock and operating partnership common units and long term incentive units.	$0.26500	April 1, 2006 to June 30, 2006	June 30, 2006 to shareholders of record on June 15, 2006.	1.060	16,709
July 31, 2006	Series A Preferred Stock	$0.53125	July 1, 2006 to September 30, 2006	October 2, 2006 to shareholders of record on September 15, 2006.	2.125	2,199
July 31, 2006	Series B Preferred Stock	$0.49219	July 1, 2006 to September 30, 2006	October 2, 2006 to shareholders of record on September 15, 2006.	1.969	1,246
July 31, 2006	Common stock and operating partnership common units and long term incentive units.	$0.26500	July 1, 2006 to September 30, 2006	October 2, 2006 to shareholders of record on September 15, 2006.	1.060	16,607
October 31, 2006	Series A Preferred Stock	$0.53125	October 1, 2006 to December 31, 2006	December 29, 2006 to shareholders of record on December 15, 2006.	2.125	2,199
October 31, 2006	Series B Preferred Stock	$0.49219	October 1, 2006 to December 31, 2006	December 29, 2006 to shareholders of record on December 15, 2006.	1.969	1,246
October 31, 2006	Common stock and operating partnership common units and long term incentive units.	$0.28625	October 1, 2006 to December 31, 2006	January 16, 2007 to shareholders of record on December 29, 2006.	1.145	19,387

Total dividends and distributions declared through December 31, 2006:

	Declared in 2004	Declared in 2005	Declared in 2006	Total
Series A Preferred Stock	$—	$7,868	$8,796	$16,664
Series B Preferred Stock	—	2,146	4,984	7,130
Common stock and operating partnership common units and long term incentive units.	8,276	55,787	68,345	132,408

	$8,276	$65,801	$82,125	$156,202

The tax treatment of dividends on common stock paid in 2006 is estimated as follows: approximately 74% ordinary income and 26% return of capital. The tax treatment of dividends on common stock paid in 2005 is as follows: approximately 87% ordinary income and 13% return of capital. All dividends paid on our preferred stock in 2006 and 2005 were classified as ordinary income for income tax purposes.

Contractual Commitments

The following table summarizes our contractual obligations as of December 31, 2006, including the maturities and scheduled principal on our secured debt and unsecured credit facility debt, and provides information about the commitments due in connection with our ground leases, tenant improvement and leasing commissions (in thousands):

Obligation	Total	2007	2008-2009	2010-2011	Thereafter
Long-term debt principal payments(1)	$1,120,672	$8,085	$362,906	$217,011	$532,670
Interest payable(2)	340,828	63,862	102,942	76,373	97,651
Ground leases(3)	19,918	403	806	806	17,903
Operating lease	29,670	4,075	7,922	8,457	9,216
Tenant improvements and leasing commissions	13,042	13,042	—	—	—

	$1,524,130	$89,467	$474,576	$302,647	$657,440

(1)	Includes $145.5 million of borrowings under our unsecured credit facility, which is due to mature in October 2008 and excludes $2.0 million of loan premiums.

(2)	Interest payable is based on the interest rate in effect on December 31, 2006 including the effect of interest rate swaps. Interest payable excluding the effect of interest rate swaps is as follows (in thousands):

2007	$65,056
2008-2009	103,880
2010-2011	76,185
Thereafter	97,561

$342,682

(3)	This is comprised of ground lease payments on 2010 East Centennial Circle, Chemin de l’Epinglier 2, Clonshaugh Industrial Estate, Paul van Vlissingenstraat 16 and Gyroscoopweg 2E-2F. After February 2036, rent for the remaining term of the 2010 East Centennial Circle ground lease will be determined based on a fair market value appraisal of the asset and, as a result, is excluded from the above information. The Chemin de l’Epinglier 2 ground lease which expires in July 2074 contains potential inflation increases which are not reflected in the table above. The Paul van Vlissingenstraat, 16 Chemin de l’Epinglier 2, Gyroscoopweg 2E-2F and Clonshaugh Industrial Estate amounts are translated at the December 31, 2006 exchange rate of $1.32 per € 1.00.

We have agreed with the seller of the 350 East Cermak Road to share a portion, not to exceed $135,000 per month, of rental revenue, adjusted for our costs to lease the premises, from the lease of the 263,000 square feet of space held for redevelopment. This revenue sharing agreement will terminate in May 2013. We have no liability for this contingent liability on our balance sheet at December 31, 2006.

As of December 31, 2006, we were a party to interest rate swap agreements which hedge variability in cash flows related to LIBOR, GBP LIBOR and EURIBOR based mortgage loans. Under these swaps, we pay or receive cash net settlements from our swap counterparties based on the notional amounts of our swap agreements and the difference between the fixed swap rate and the underlying benchmark interest rate on our variable rate debt which effectively converts the hedged variable rate debt to a fixed rate over the term of the interest rate swap agreements. See Item 7A “Quantitative and Qualitative Disclosures about Market Risk.”

Outstanding Consolidated Indebtedness

The table below summarizes our debt, at December 31, 2006 (in millions):

Debt Summary:
Fixed rate	$687.5
Variable rate—hedged by interest rate swaps	289.6

Total fixed rate	977.1
Variable rate—unhedged	145.5

Total	$1,122.6

Percent of Total Debt:
Fixed rate (including swapped debt)	87.0%
Variable rate	13.0%

Total	100.0%

Effective Interest Rate as of December 31, 2006:
Fixed rate (including swapped debt)	5.52%
Variable rate—unhedged	6.82%
Effective interest rate	5.69%

As of December 31, 2006, we had approximately $1.1 billion of outstanding consolidated long-term debt as set forth in the table above. Our ratio of debt to total market capitalization was approximately 31% (based on the closing price of our common stock on December 31, 2006 of $34.23). The variable rate debt shown above bears interest at interest rates based on various LIBOR, GBP LIBOR and EURIBOR rates ranging from one to twelve months, depending on the respective agreement governing the debt. Assuming maturity of our exchangeable senior debentures at their first redemption date in August 2011, as of December 31, 2006, our debt had a weighted average term to initial maturity of approximately 5.8 years (approximately 6.1 years assuming exercise of extension options).

Unsecured Credit Facility. As of December 31, 2006, we had an unsecured credit facility (credit facility) under which we can borrow up to $500.0 million. Borrowings under the credit facility currently bear interest at a rate of based on LIBOR and EURIBOR plus a margin ranging from 1.250% to 1.625%, depending on our Operating Partnership’s overall leverage. This margin was 1.50% as of December 31, 2006, resulting in an interest rate at this date of 6.82% on U.S. borrowings and 5.13% on Euro borrowings. The credit facility matures in October 2008, subject to a one-year extension option, which we may exercise if certain conditions are met. The credit facility has a $150.0 million sub-facility for foreign exchange advances in Euros and British Sterling. As of December 31, 2006 we had outstanding $145.5 million under the credit facility and $148.0 million was available for use.

Off-Balance Sheet Arrangements

As of December 31, 2006, we were a party to interest rate cap agreements in connection with debt and interest rate swap agreements related to $289.6 million of outstanding principal on our variable rate debt. See Item 7A “Quantitative and Qualitative Disclosures about Market Risk.”

The exchangeable senior debentures provide for excess exchange value to be paid in shares of our common stock if our stock price exceeds a certain amount. See note 6 to our financial statements for a further description of our senior exchangeable debentures.

Cash Flows

The following summary discussion of our cash flows is based on the consolidated and combined statements of cash flows in Item 8—”Financial Statements and Supplementary Data” and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below.

Comparison of Year Ended December 31, 2006 to Year Ended December 31, 2005 and Comparison of Year Ended December 31, 2005 to Year Ended December 31, 2004

The following table shows cash flows and ending cash and cash equivalent balances for the years ended December 31, 2006, 2005 and 2004, respectively. Cash flows include the cash flows of 7979 East Tufts Avenue, a property which we classified as held for sale in June 2006 and sold on July 12, 2006 (in thousands).

	Year ended December 31,			Increase / (Decrease)
	2006	2005	2004	2006 v 2005	2005 v 2004
Net cash provided by operating activities (including discontinued operations)	$103,001	$82,848	$44,638	$20,153	$38,210
Net cash used in investing activities	(601,788)	(480,815)	(371,277)	(120,973)	(109,538)
Net cash provided by financing activities	510,118	404,340	326,022	105,778	78,318

Net increase (decrease) in cash and cash equivalents	$11,331	$6,373	$(617)	$4,958	$6,990

The increases in net cash provided by operating activities was primarily due to revenues from the properties added to our portfolio which was partially offset by increased operating and interest expenses. We acquired 16, 20 and 11 properties during the years ended December 31, 2006, 2005 and 2004 respectively.

Net cash used in investing activities increased primarily as a result of new properties acquired during the year and higher capital improvements being added to our redevelopment projects.

Net cash flows from financing activities consisted of the following amounts (in thousands).

	Year ended December 31,			Increase / (Decrease)
	2006	2005	2004	2006 v 2005	2005 v 2004
Net proceeds from borrowings	$353,504	$231,829	$163,471	$121,675	$68,358
Net proceeds from issuance of stock	365,337	258,265	230,798	107,072	27,467
Dividend and distribution payments	(78,377)	(58,438)	—	(19,939)	(58,438)
Redemption of Operating Partnership units	(133,822)	—	—	(133,822)	—
Other	3,476	(27,316)	(68,247)	30,792	40,931

Net cash provided by financing activities	$510,118	$404,340	$326,022	$105,778	$78,318

Proceeds from issuance of stock were primarily related to our common stock offering in October 2006, May 2006 and July 2005 along with our initial public offering in 2004 and preferred stock offerings in February 2005 and July 2005. We obtained mortgage loans for approximately $347.3 million, $181.0 million and $267.0 million for the years ended December 31, 2006, 2005 and 2004, respectively. We issued $172.5 million of Senior Exchangeable Debentures on August 15, 2006.

Minority interest

Minority interests relate to the interests in the Operating Partnership that are not owned by us, which, as of December 31, 2006, amounted to 20.1% of the Operating Partnership common units. In conjunction with our formation, GI Partners received common units, in exchange for contributing ownership interests in properties to the Operating Partnership. Also in connection with acquiring real estate interests owned by third parties, the Operating Partnership issued common units to those sellers.

Limited partners who acquired common units in the formation transactions have the right to require the Operating Partnership to redeem part or all of their common units for cash based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption. Alternatively, we may elect to acquire those common units in exchange for shares of our common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. Pursuant to registration rights agreements we entered into with GI Partners and the other third party contributors, we filed a shelf registration statement covering the issuance of the shares of our common stock issuable upon redemption of the common units, and the resale of those shares of common stock by the holders. GI Partners distributed approximately 4.0 million Operating Partnership common units to its owners and these units were redeemed for shares of our common stock and sold to third parties in an underwritten public offering, which closed on April 3, 2006. On October 4, 2006 we issued 9.2 million common shares for net proceeds of $267.7 million after offering costs. We used approximately $133.8 million of the proceeds to pay GI Partners for the redemption of 4.6 million common Operating Partnership units. On December 1, 2006, GI Partners redeemed 3.3 million Operating Partnership common units for shares of common stock, which were sold to third parties in an underwritten public offering.

During the year ended December 31, 2006, third parties redeemed 775,665 Operating Partnership units in exchange for shares of our common stock. These redemptions by GI Partners and the third parties were each recorded as a reduction to minority interest and an increase to common stock and additional paid in capital based on the book value per unit in the accompanying condensed consolidated balance sheet. We did not receive any cash proceeds upon redemption of any of these Operating Partnership units.

Inflation

Substantially all of our leases provide for separate real estate tax and operating expense escalations. In addition, many of the leases provide for fixed base rent increases. We believe that inflationary increases may be at least partially offset by the contractual rent increases and expense escalations described above.

New Accounting Pronouncements Issued But Not Yet Adopted

In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. This Interpretation is effective as of January 1, 2007 and the cumulative effects of applying this Interpretation will be recorded as an adjustment to retained earnings as of January 1, 2007. Additional guidance from the FASB on FIN 48 is pending. As a result, we are currently unable to finalize our estimate of the impact that adopting this Interpretation will have on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in U.S. generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement does not require any new fair value measurements; however, the standard will impact how other fair value based GAAP is applied. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years with early adoption encouraged. We are currently assessing the impact this statement will have on our consolidated financial statements.